Exhibit 99.1

AITX's RAD Builds Healthcare Traction as Top 25 Provider Adds 7 More RIO Units

Latest Expansion Order Signals Ongoing Displacement of Legacy Security Systems Across High-Profile Medical Campuses

Detroit, Michigan, May 6, 2025 -- Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCPK:AITX), today announced a significant new order from a Top 25 U.S. healthcare provider, adding seven additional RIO™ 360 solar-powered security towers to its growing deployment footprint. This latest expansion builds on a series of prior orders and reinforces RAD's accelerating role in transforming physical security across some of the most demanding hospital and campus environments in the country.

AITX
Artificial Intelligence Technology Solutions Inc.
RAD
an AITX company
ROBOTIC
ASSISTANCE
DEVICES
HOSPITAL
EMERGENCY

Artist's depiction of a RIO 360 positioned outside of a large hospital.

This healthcare provider, which has steadily increased its use of RAD solutions since early 2024, is now among the most deeply integrated clients in RAD's portfolio. With RIO units already deployed across multiple campuses, this newest order reflects the client's ongoing strategy to replace outdated, labor-intensive security methods with RAD's autonomous, AI-powered technologies. The consistent expansion signals high satisfaction with RAD's performance and a broader organizational shift toward innovative, scalable security infrastructure.

"This healthcare provider's continued investment in RAD validates the shift we're seeing across the entire industry," said Troy McCanna, Chief Security Officer and Senior Vice President of Revenue Operations at RAD. "They are not just testing the waters, they are replacing legacy systems with scalable, autonomous solutions that perform around the clock. It is rewarding to be part of this transformation and to see RAD's value proven in such complex, mission-critical environments."

In parallel with the RIO deployments, the client is actively exploring additional RAD technologies to further enhance campus-wide security and operational efficiency. These include standalone ROSA™ units for public entry points, evaluations of the SARA™ platform for real-time centralized monitoring and response, and initial planning discussions around ROAMEO™ Gen 4, RAD's mobile robotic security solution. This multi-solution engagement underscores the client's intent to fully modernize its security ecosystem with RAD's AI-driven offerings.

Sitting atop a standard RIO 360 configuration are dual ROSA units. ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA's AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD-I's software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA's high-resolution, full-color, always-on cameras. RAD-I has published six Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at retail centers, hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/